Exhibit 99.2

January 27, 2004

Dear Investors and Analysts,

Please find attached the forward-looking guidance provided during our fourth quarter and year- ending 2003 earnings conference call.

Respectfully,

Brad Ellsworth

Investor Relations

Statements in this filing that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the future level of air travel demand, the Company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U. S. and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS), labor negotiations both at other carriers and the Company, low fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation and inflation.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this filing.

Year-over-year % Increase/(Decrease)
Capacity (ASMs)	Q1 04E	2004E

Domestic	0% - 1%	2% - 3%
Pacific	(13)% - (14)%	0% - 2%
Atlantic	0% - 1%	1% - 3%
System	(3)% - (4)%	2% – 3%

Year-over-year % Increase/(Decrease)
Statistics	Q1 04E	2004E

CASM excluding fuel	3% - 4%	0% - 2%
Fuel Gallons	(5)% - (6)%	0% - 1%
Fuel Price (excluding taxes)	95-105 cts/gal	85-95 cts/gal

There are no fuel hedges in place in 2004 so forecasts are simply based on the forward curves for oil prices.

Fleet

The following fleet guidance includes all firm deliveries and scheduled retirements for the calendar year 2004 and 2005.

Aircraft	YE03	2004 Deliveries	2004 Retirements	YE04
B747	33	—	—	33
B747-F	12	—	—	12
A330	5	10	—	15
DC10	22	—	—	22
B757	72	—	—	72
A320	78	—	—	78
A319	70	—	—	70
DC9	165	—	(2)	163
RJ85*	36	—	—	36
CRJ**	76	38	—	114

Total Jet	569	48	(2)	615

Aircraft	YE04	2005 Deliveries	2005 Retirements	YE05
B747	33	—	—	33
B747-F	12	—	—	12
A330	15	3	—	18
DC10	22	—	—	22
B757	72	—	—	72
A320	78	—	—	78
A319	70	4	—	74
DC9	163	—	(7)	156
RJ85*	36	—	—	36
CRJ**	114	15	—	129

Total Jet	615	22	(7)	630

* Operated and subleased by Mesaba Aviation Inc.

** Operated and subleased by Pinnacle Airlines, Inc.

Gross Capital Expenditures

2004E
Aircraft (including regional jets)	$1.6 B
Non-aircraft	$0.1 B
Total	$1.7 B

Percent of aircraft capital expenditures currently financed is approximately 95%.

Change in Presentation of Regional Airline Revenues and Expenses

On January 23, 2004, the Company announced that it will separately present its regional carrier revenues and related airline service agreement (“ASA”) payments for periods beginning after December 31, 2003.  Regional carrier passenger revenues will be reported as Regional Carrier Revenues and the corresponding payments will be reported as Regional Carrier Expenses.  The net of these regional carrier revenues and payments was previously reported as a component of passenger revenues as shown in Column (1) below.

The Company believes this presentation will provide better information to financial statement users and will make its financial statements more comparable to that of other major network airlines.  2003 reclassified results are itemized below in Column (3).

Column (5) illustrates how the 2003 reclassified statement of operating revenues and expenses would be adjusted to deconsolidate Pinnacle Airlines Corp. (“Pinnacle Corp.”).  Adjustments include the recording of other revenues previously eliminated, removing individual operating expense line items and recording the associated regional carrier ASA payments.

This information is being provided to assist in modeling the Company’s 2004 financial results.  Please note however, since the Company owned 100% of the outstanding stock of Pinnacle Corp. from January 1, 2003 through November 24, 2003, it will be required to consolidate the results of Pinnacle Corp. during that period and will not be allowed to restate previously consolidated results in future financial statements.

NORTHWEST AIRLINES CORPORATION

CONSOLIDATED STATEMENT OF OPERATING REVENUES AND EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2003

(Unaudited, in millions)

COLUMN	(1)	(2)	(3)	(4)	(5)

	2003 as Reported	Adjustments	2003 Reclassified (a)	Adjustments	2003 Pro Forma (c)
OPERATING REVENUES
Passenger Revenues	$7,936	$(305)	$7,631	$—	$7,631
Regional Carrier Revenues	—	861	861	—	861
Cargo	752	—	752	—	752
Other	822	12	834	93	927
Total operating revenues	9,510	568	10,078	93	10,171

OPERATING EXPENSES
Salaries, wages and benefits	3,905	—	3,905	(75)	3,830
Aircraft fuel and taxes	1,554	—	1,554	(48)	1,506
Selling and marketing	709	—	709	—	709
Depreciation and amortization	586	—	586	(3)	583
Other rentals and landing fees	569	—	569	(16)	553
Aircraft rentals	481	—	481	(66)	415
Aircraft maintenance materials and repairs	474	—	474	(12)	462
Regional Carrier Expenses	—	568	568 (b)	400	968
Other	1,497	—	1,497	(35)	1,462
Total operating expenses	9,775	568	10,343	145	10,488

OPERATING INCOME (LOSS)	(265)	—	(265)	(52)	(317)
Operating margin	(2.8)%		(2.6)%		(3.1)%

Notes:

(a)                                  Beginning on January 1, 2004, regional carrier passenger revenues, other revenues and regional carrier expenses will be reported as Regional Carrier Revenues, Other Revenues and Regional Carrier Expenses, respectively.  These items were previously reported net as a component of passenger revenue.  This presentation represents how 2003 results will be reported in future financial statements.

(b)                                  Northwest Airlines Corp. (the “Company”) owned 100% of the outstanding stock of Pinnacle Airlines Corp. (“Pinnacle Corp.”) from January 1, 2003 through November 24, 2003.  Pinnacle Corp.’s individual expenses prior to the IPO are included in the individual expense line items rather than the Regional Carrier Expenses line due to consolidation.

(c)           Represents the Company’s 2003 results restated as if Pinnacle Corp. was not consolidated.